Exhibit 99.1

TIER REIT, Inc. Announces Preliminary Results of its

Modified Dutch Auction Tender Offer

DALLAS, Texas, August 20, 2015 —TIER REIT, Inc. (NYSE: TIER) announced today the preliminary results of its modified “Dutch Auction” tender offer to purchase for cash up to $50,000,000 in value of shares of its common stock, par value $0.0001 per share (the “Common Stock”) from its stockholders, which expired at 11:59 p.m., New York City time, on August 19, 2015. TIER REIT announced that it was pleased to process the full amount of the tender offer as initially contemplated, subject to the proration described below, and meet the properly tendered requests submitted by tendering stockholders. J.P. Morgan Securities LLC and Wells Fargo Securities, LLC acted as the dealer managers for the tender offer.

Based on the preliminary count by Computershare Trust Company, N.A., the paying agent and depositary for the tender offer, a total of 10,825,565 shares of Common Stock were properly tendered and not properly withdrawn at the final purchase price of $19.00 per share, including 396,233 shares of Common Stock that were tendered through notice of guaranteed delivery. Based on this preliminary count, the 10,825,565 shares of Common Stock properly tendered and not properly withdrawn at the final purchase price of $19.00 per share represent approximately 21.6% of the Company’s currently issued and outstanding shares of Common Stock.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the paying agent and depositary, TIER REIT will accept for purchase 2,631,578 shares of Common Stock properly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $19.00 per share, for an aggregate cost of approximately $50 million, excluding fees and expenses relating to the tender offer. Based on this preliminary count, the 2,631,578 shares of Common Stock to be accepted for purchase in the tender offer represent approximately 5.3% of TIER REIT’s currently issued and outstanding shares of Common Stock. Based on these preliminary numbers, TIER REIT anticipates that, following settlement of the tender offer, it will have approximately 47,431,836 shares of Common Stock outstanding.

Due to the oversubscription of the tender offer, based on the preliminary count described above, TIER REIT will accept for purchase on a pro rata basis approximately 20.7% of the shares of Common Stock properly tendered and not properly withdrawn at the purchase price of $19.00 per share by each tendering stockholder (other than “odd lot” holders, whose shares of Common Stock will be purchased on a priority basis).

The number of shares of Common Stock to be purchased, the purchase price information and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the paying agent and depositary and is based on the assumption that all shares of Common Stock tendered through notice of guaranteed delivery will be delivered within three business days after the date of receipt by the depositary of the notice of guaranteed delivery. The final number of shares of Common Stock to be purchased, the final purchase price information and the final proration information will be announced following completion of the confirmation process. Payment for the shares of Common Stock accepted for purchase under the tender offer will occur promptly, in accordance with applicable law.

About TIER REIT, Inc.

TIER REIT, Inc. is a self-managed, Dallas, Texas-based real estate investment trust focused on maximizing total return to stockholders through the combination of stock appreciation and income derived from a sustainable distribution. TIER REIT’s investment strategy is to acquire, develop, and operate a portfolio of best-in-class office properties in select U.S. markets that consistently lead the nation in population and office-using employment growth. For more information on TIER REIT, please visit tierreit.com or call 972.483.2400.

Important Information

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any securities of TIER REIT.  Questions and requests for assistance by retail stockholders may be directed to Georgeson Inc. at (800) 457-0759 (toll free); questions and requests for assistance by institutional stockholders may be directed to J.P. Morgan Securities LLC at (877) 371-5947 (toll free) or Wells Fargo Securities, LLC at (877) 450-7515 (toll free), the dealer managers for the tender offer.  In addition, stockholders may obtain free copies of TIER REIT’s filings with the SEC from TIER REIT’s website at www.tierreit.com/ir.

Forward-Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of TIER REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. These forward-looking statements include discussion and analysis of the financial condition of us and our subsidiaries, including our ability to rent space on favorable terms, our ability to address debt maturities and fund our capital requirements, our intentions to sell certain properties, the value of our assets, our anticipated capital expenditures, the amount and timing of any anticipated future cash distributions to our stockholders, and other matters. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “objectives,” “strategies,” “goals,” and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. Factors that could cause actual results to vary materially from those expressed in forward-looking statements include changes in real estate conditions and in the capital markets, as well as the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Form 10-Q for the fiscal quarter ended June 30, 2015. Forward-looking statements in this press release speak only as of the date on which such statements were made and, except as required by law, we undertake no obligation to update any such statements that may become untrue because of subsequent events.

TIER REIT, Inc.
Kelly Sargent, 972-483-2460
ksargent@tierreit.com

Source: TIER REIT, Inc.